Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-Off and Delinquency Metrics
As of and for the month ended December 31, 2017

	Loans Held for Investment		Net Charge-Offs		30+ Day Performing Delinquencies		Nonperforming Loans
(Dollars in millions, except as noted)	Average	Period-End	Amount	Rate(1)	Amount	Rate(2)	Amount	Rate(3)
Credit Card:(4)(5)
Domestic	$103,578	$105,293	$464	5.37%	$4,219	4.01%	N/A	N/A
Consumer Banking:
Auto	53,974	53,991	97	2.15	3,513	6.51	$376	0.70%
___________________

(1)
Net charge-off rate is calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category. Net charge-offs and the net charge-off rate are impacted periodically by fluctuations in recoveries, including impacts of debt sales.

(2)	30+ day performing delinquency rate is calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.

(3)	Nonperforming loan rate is calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.

(4)
Period-end loans held for investment and average loans held for investment include billed finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(5)
On September 25, 2017, we completed the acquisition from Synovus Bank of the credit card assets and related liabilities of Cabela’s wholly-owned subsidiary, World’s Foremost Bank, which added approximately $5.7 billion to our domestic credit card loans held for investment portfolio as of the acquisition date. The domestic credit card metrics reported above as of and for the month ended December 31, 2017 include the impact of this acquisition. Excluding this impact, the domestic credit card net charge-off rate would have been 5.61% and the domestic credit card 30+ day performing delinquency rate would have been 4.18%.